Exhibit 10.21

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
GE Aviation: Grand Rapids, MI
THIS AGREEMENT ("Agreement") is made and entered into as of the Effective Date by and between AR CAPITAL, LLC ("Buyer"), and TOWERS PARTNERS, L.L.C. ("Seller").
In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.    Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)"Broker" shall mean CWD Real Estate Investment (Geoffrey Meekhoff as its agent), acting as Seller's agent.
(b)"Closing" shall mean the consummation of the transaction contemplated herein, which shall occur on the first business day of any calendar month on or before January 2, 2014, unless Seller elects to close on December 30th or 31st of 2013 and provides Buyer with at least ten (10) days notice of the same, as selected by Seller, but in no event earlier than one (1) business day after the last day of the Due Diligence Period (as defined herein) unless the Buyer waives the full Due Diligence Period and elects to close earlier by providing written notice thereof to Seller. The date of Closing is sometimes hereinafter referred to as the "Closing Date." Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent prior to the date of Closing.
(c)"Due Diligence Period" shall mean collectively (i) "First Due Diligence
Period" shall mean the period beginning upon the Effective Date and extending until 11:59 PM EST on the date that is twenty eight (28) days thereafter with respect to (A) all matters set forth in Section 6(a) relating to title except such items that require a survey and (B) all items set forth in Section 6(b)(i), and (ii) "Second Due Diligence Period" shall mean the period beginning upon the date that Seller delivers to Buyer a written notice from Seller's general contractor for the Property of the substantial completion (as below described) of the Renovation Work under and as defined in the Lease ("Substantially Complete") and extending until 11:59 PM EST on the end of the date that is twenty-eight (28) days thereafter with respect to (i) all matters set forth in Section 6(a) relating to title that require an as-built survey and (ii) all items set forth in Section 6(b)(ii), or the date on which Seller receives written notice of Buyer's waiver of the Due Diligence Period. For this purpose, "substantial completion" exists when i) the "Exterior Renovation Work" under and as defined in the Lease has been completed (subject to any punch list items), and ii) the location of the exterior walls of the storage building which is part of the "Interior Renovation Work" under and as described in the Lease have been permanently set (such as laying of the foundation) allowing Buyer's surveyor to accurately locate such walls on Buyer's survey. Both Due Diligence Periods also sometimes referred to herein as "Due Diligence Period" or "Due Diligence Periods" as proper reading requires.

Seller shall deliver to Buyer all of the Due Diligence Materials (i) within five (5) business days after the Effective Date with respect to Section 6(a) and 6(b)(i) and for each day that passes thereafter until all of the Due Diligence Materials are delivered to Buyer, the Due Diligence Period and the Closing Date shall be extended by one (1) business day or (ii) within five (5) business days after commencement of the Second Due Diligence Period with respect to Section 6(b)(ii) and for each day that passes thereafter until all of the Due Diligence Materials are delivered to Buyer, the Due Diligence Period and the Closing Date shall be extended by one (1) business day.
(d)"Earnest Money" shall mean FIVE HUNDRED TIIOUSAND and NO/100 DOLLARS ($500,000.00). The Earnest Money shall be delivered to Escrow Agent within three (3) business days after the Effective Date, The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.
(e)"Effective Date" This Agreement shall be signed by both Seller and
Buyer. The date that is the day of execution and delivery of this Agreement by both Seller and Buyer shall be the "Effective Date" of this Agreement. Delivery shall occur upon the date of receipt of an original or copy (including copy by email) of the fully executed Agreement.
(f)"Escrow Agent" shall mean Stewart Title Guaranty, 5935 Carnegie Blvd.,
Suite 301, Charlotte, NC 28209. Attention: Regina L. Fiegel, Telephone: (704-401-2010), Telecopy: (704-401-2039); E-Mail: rflegal@stewart.com. The parties agree that the Escrow Agent shall be responsible for (x) organizing the issuance of the Commitment and Title Policy, (y) preparation of the closing statement, and (z) collection and disbursement of the funds.
(g)"Guarantor" shall mean General Electric Company.
(h)"Guaranty" shall mean that certain Guaranty of the Lease dated August
13, 2013 (the "Guaranty") executed by Guarantor.
(1)    "Lease" shall mean that certain Lease dated as of July 31, 2013 (the
"Lease") between Tower Partners, LLC, as landlord, and GE Aviation Systems LLC, as tenant ("Tenant"), as amended.
(j)    "Property" shall mean (a) that certain real property located at 3290
Patterson Avenue SE, Grand Rapids, Michigan 49512 being more particularly described on Exhibit A, attached hereto and incorporated herein (the "Real Property") together with all buildings, facilities and other improvements located thereon (collectively, the "Improvements"); (b) all right, title and interest of Seller under the Lease and all security deposits (if any) that Seller is holding pursuant to the Lease; (c) all right, title and interest of Seller in all machinery, furniture, equipment and items of personal property of Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the Property or the Improvements; (d) all right, title and interest of Seller, if any, to any unpaid award for (1) any taking or condemnation of the Property or any portion thereof, or

(2) any damage to the Property or the Improvements by reason of a change of grade of any street or highway; (e) all easements, licenses, rights and appurtenances relating to any of the foregoing; and (f) all right, title and interest of Seller in and to any warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements, but expressly excluding any such property to the extent owned by Tenant.
(k) "Purchase Price" shall mean THIRTY EIGHT MILLION EIGHT HUNDRED FIFTY SIX THOUSAND EIGHT HUNDRED EIGHTEEN and NO/100 DOLLARS ($38,856,818.00). The Purchase Price is based on a capitalization rate of 6.6% and an Annual Net Rent (hereinafter defined) of $2,564,550.00 per annum. If the Annual Net Rent on the Closing Date is not the same, the Purchase Price shall be reduced by the deficiency in rent paid or to be paid from the Closing Date until the Annual Net Rent is the same.
(I)    Seller and Buyer's Notice address
(i)"Seller's Notice Address" shall be as follows, except as same may be changed pursuant to the Notice section herein:
Tower Partners, L.L.C. 1830 Breton Rd SE
Grand Rapids, MI 49506 Attn: Brian Devries Tel. No.: 616-460-8044
Email: jpig00@aol.com
And to:
Bruce Lentz
601 3 Mile Rd NW, Fl 2 Grand Rapids, MI 49544 Tel. No.: 616-340-9995
Email: BruceLentz@aol.com
(ii)"Buyer's Notice Address" shall be as follows, except as same may be changed pursuant to the Notice section herein:
Michael Weil
AR Capital, LLC
405 Park Avenue, 15th Floor

New York, NY 10022
Tel. No.: 212.415.6505
Fax No.: 857.207.3397
Email: mweil@arlcap.com
And to:
Jesse Galloway
AR Capital, LLC
405 Park Avenue, 15th Floor
New York, NY 10022
Tel, No,: 212,415.6516
Fax No.: 646.861,7751
Email: jgalloway@arlcap.com
And Due Diligence Materials (if provided by email) to: duediligence@arlcap.com
With hard copies and/or cds to:
James A. (Jim) Mezzanotte
AR Capital, LLC
7621 Little Avenue, Suite 200
Charlotte, NC 28226
Tel. No.: 704.626.4400
Fax No.: 212.415.6507
Email: jmezzanote@arlcap.com
For the purposes of the definition of Due Diligence Period, delivery of Due Diligence Materials occurs when emailed,
2.Purchase and Sale of the Property. Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price.
3.Payment of Purchase Price. The Purchase Price to be paid by Buyer to Seller shall be paid by wire transfer of immediately available funds in the amount of the Purchase Price plus or minus prorations, credits and adjustments as provided in Section 4 and elsewhere in this Agreement to Escrow Agent, at the time of Closing, or as otherwise agreed to between Buyer and. Seller.
4.Proration of Expenses and Payment of Costs and Recording Fees.

(a)All real estate taxes, rollback taxes, personal property taxes, water and sewer use charges, and any other charges and assessments constituting a lien on the Property (collectively "Taxes and Assessments") due and payable on or before the Closing Date are to be paid by the Tenant under the Lease. There shall be no closing adjustments between the parties for Taxes and Assessments not yet due and payable at Closing unless Tenant is not responsible for all such Taxes and Assessments due in accordance with the provisions of the Lease.
(b)All rents shall be prorated as of the Closing Date with Buyer being credited for rent attributable to the day of Closing through and including the last day of the calendar month in which the Closing Date occurs; provided, however, if the Closing Date shall occur within ten (10) days of the end of the month in which Closing occurs, Buyer and Seller agree that Buyer shall be credited with the following month's rent at Closing and Seller shall be entitled to retain any rents received by Seller that are attributable to the month following the month in which the
Closing Date occurs and Buyer agrees to the extent that it receives any rent attributable to such month which was adjusted at Closing, it will refund such amount to Seller as soon as reasonably possible.
(c)    Seller shall pay or be charged with the following costs and expenses in connection with this transaction which costs shall be referred to as "Seller's Closing Costs":
100% of all Title Policy (as defined in Section 13 of this Agreement) premiums, including search costs and a survey endorsement, but excluding any other endorsements issued in connection with such policies other than endorsements that Seller elects to purchase to cover title issues, if any;
(ii)Transfer taxes and conveyance fees on the sale and transfer of the
Property.
(iii)Broker's commission payments (for both leasing and states commissions earned), in accordance with Section 24 of this Agreement; and
(iv)All fees relating to the granting executing and recording of the Deed for the Property and for any costs incurred in connection with the release of existing debt, including, but not limited to, prepayment penalty fees and recording fees for documents providing for the release of the applicable Property from the existing debt.
(d)    Buyer shall pay or be charged with the following costs and expenses in connection with this transaction, which costs shall be referred to as "Buyer's Closing Costs":

(i)Title Policy premiums for any endorsements issued in connection with such policies other than endorsements that Seller elects to purchase to cover title issues, if any, and other than a survey endorsement;
(ii)all costs and expenses in connection with Buyer's financing, including appraisal, points, commitment fees and the like and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax; and
(iii)Buyer shall pay for the cost of its own survey, Phase 1 environmental study and due diligence investigations.
(e)    Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(f)    Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by
Escrow Agent.
S.    Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Property by special warranty deed, free and clear of all liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for Permitted Exceptions (as hereinafter defined).

6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)Buyer shall order a title commitment (the "Title Commitment") from Escrow Agent, a survey and a zoning report for the Property promptly after the date hereof. All matters shown in the Title Commitment, survey or zoning report ("Title Matters") with respect to which Buyer fails to object prior to the expiration of the Due Diligence Period shall be deemed "Permitted Exceptions". However, Permitted Exceptions shall not include any mechanic's lien or any monetary lien, or any deeds of trust, mortgage, or other loan documents secured by the Property, (collectively, "Liens"). Seller shall be required to cure or remove all Liens on or before Closing (by payment, bond deposit or indemnity acceptable to Escrow Agent). Seller agrees to remove or cure any reasonable objections of Buyer which are of a nature that are capable of being cured with reasonable efforts prior to Closing provided Seller reasonably estimates it can do so expending no more than Twenty Five Thousand Dollars ($25.000.00). Seller shall have no obligation to cure any Title Matter objected to, except as aforesaid, provided Seller notifies Buyer of any objections which Seller elects not to remove or cure within five (5) business days following receipt of Buyer's objections. In the event that Seller refuses or is unable to remove or cure any objections, Buyer shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after receipt of Seller's notice, upon which termination the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein. If any matter not revealed in the Title Commitment is discovered by Buyer or by the Escrow Agent and is added to the Title Commitment by the Escrow Agent at or prior to Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer's receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) the date of Closing, to provide Seller with written notice of its objection to any such new title exception (an "Objection"), If Seller does not remove or cure such Objection prior to the date of Closing, Buyer may terminate this Agreement, in which case the Earnest Money shall be returned to Buyer (and if such Objection relates to a matter which was known to Seller on the Effective Date or arises after the Effective Date and is caused by an intentional act or omission of Seller, Seller shall reimburse Buyer for all of its reasonable out of pocket costs and expenses incurred hereunder) and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.
(b)Due Diligence:
(i)Within five (5) days following the Effective Date, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller's possession or reasonably obtainable by Seller or Seller's counsel: (A) a complete copy of all leases affecting the Property (unless the same have previously been provided to Buyer) and all amendments thereto; (B) a copy of the most recent survey and site plan of the Property; (C) a copy of the most recent enviromnental reports for the Property (D) a copy of all architectural plans and specifications and construction drawings and contracts for improvements to be located on the Property; (E) a copy of Seller's most recent title insurance policies relating to the Property; (F) all Seller contracts which currently affect the Property.

(ii)Within five (5) days following the commencement of the Second
Due Diligence Period, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller's possession or reasonably obtainable by Seller or Seller's counsel: (A) a copy of the certificate of occupancy and zoning reports for the Property; (B) a copy of all governmental permits/approvals; (C) a copy of all engineering and physical condition reports for the Property prepared within the last five years; (D) copies (or other reasonably acceptable evidence) of the Property's real estate tax bills for the current tax year; (E) all service contracts and insurance policies which affect the Property; (F) a copy of all warranties relating to the improvements constructed on the Property, including without limitation any roof warranties; and (G) a written inventory of all items of personal property to be conveyed to Buyer, if any (the "Due Diligence Materials"). Seller shall deliver any other documents relating to the Property reasonably requested by Buyer, to the extent within Seller's possession or reasonably obtainable by Seller or Seller's counsel, within three (3) business days following such request. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property, subject to the rights of the Tenant and compliance with the Lease requirements for such entry (including those in Lease Section 39), for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not damage the Property nor interfere with construction on the Property or the conduct of business by Tenant under the Lease; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent resulting from the activities of Buyer or its employees, agents or contractors on the Property, and Buyer shall repair any and all damage caused, in whole or in part, by Buyer or its employees, agents or contractors, and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer's representatives to inspect the Property. During the Second Due Diligence Period, Buyer shall be permitted to speak and meet with Tenant in connection with Buyer's due diligence. Prior to the Second Due Diligence Period, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits. Buyer shall give Seller reasonable written notice (which in any event shall not be less than two (2) business days) before entering the Property and comply with all Lease requirements related to such entry, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Second Due Diligence Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.
In the event that the Due Diligence materials enumerated in Section 6(b)(ii) above disclose any matters which need completion or correction, Buyer shall give Seller written notice of such matters which shall then be completed or corrected by Seller provided Seller need not expend more than Twenty Five Thousand Dollars ($25,000.00) to do so. Buyer's rights and Seller's obligations with respect to any matters arising subsequent to the First Due Diligence Period shall be in accordance with Sections 9(b).
(c)No later than the commencement of the Second Due Diligence Period,
Seller shall request Estoppel Certificates certified to "AR Capital, LLC, ARC GEGRDMI001, LLC, and their lender, successors and assigns" (and simultaneously provide Buyer with a copy of such request) from i) Tenant in the form attached hereto as Exhibit F (the "Tenant Estoppel Certificate") and ii) from Guarantor in the form attached hereto as Exhibit G (the "Guarantor Estoppel Certificate"), and Seller shall use good faith efforts to obtain the same. Seller shall promptly deliver to Buyer photocopies or pdf files of the executed estoppel certificates when Seller receives the same. It shall be a condition of Closing that Seller shall have obtained the Tenant Estoppel Certificate.
(d)Should Buyer request at least forty five (45) days before the scheduled
Closing Date, Seller shall use good faith efforts to obtain subordination, non-disturbance and attornment agreement from Tenant in form and substance of the agreement attached as an Exhibit to the Lease (the "SNDA").
7.Risk of Loss/Condemnation. Upon an occurrence of a casualty as to which
Seller receives notice from the Tenant under the Lease, or an occurrence of a condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller and Tenant as provided in the Lease. In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that Tenant has a right of termination or abatement of rent under the Lease, then, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer's receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein. With respect to any condemnation or taking (of any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price.
8.Earnest Money Disbursement. The Earnest Money shall be held by Escrow
Agent, in trust, and disposed of only in accordance with the following provisions:
(a)    If the Closing occurs, Escrow Agent shall deliver the Earnest Money upon the instructions of Seller and Buyer on the Closing Date to be applied as part payment of the Purchase Price, If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (a). Subject to the last sentence of this clause (a), if for any reason the Closing does not occur and either party makes a written demand (the "Demand") upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent,
Escrow Agent is hereby authorized to make the payment set forth in the Demand. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (a), if Buyer delivers a notice to Escrow Agent and Seller stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Escrow Agent shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.
(b)    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent's mistake of law respecting Escrow Agent scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent shall hold the Earnest Money in escrow and shall disburse the Earnest Money pursuant to the provisions of this Section 8.
9.    Default
(a)    In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer defaults in any of its obligations undertaken in this Agreement, Seller shall be entitled to, as its sole and exclusive remedy to either: (i) if Buyer is willing to proceed to Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller's sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer's default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.

Notwithstanding the foregoing, in the event of a willful or intentional default of Buyer hereunder, Seller shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Seller at law or in equity; provided, however, in no event shall Seller be liable to Buyer for any punitive, speculative or indirect consequential damages.
(b)    In the event of a default in the obligations herein taken by Seller with respect to the Property, Buyer may, as its sole and exclusive remedy, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer, Seller shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement, which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof; (iii) enforce specific performance of Seller's obligations hereunder; or (iv) by notice to Seller given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days (the "Closing Extension Period"), and the "Closing Date" shall be moved to the last day of the Closing Extension Period. If Buyer so extends the Closing Date, then Seller may, but shall not be obligated to, cause said conditions to be satisfied during the Closing Extension Period, If Seller does not cause said conditions to be satisfied during the Closing Extension Period, then Buyer shall have the remedies set forth in Section 9(b) (i) through (iii) above except that the term "Closing" shall read "Extended Closing".
Notwithstanding the foregoing, in the event of a willful or intentional default of Seller hereunder, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity; provided, however, in no event shall Seller be liable to Buyer for any punitive, speculative or indirect consequential damages.
10.    Closing. The Closing shall consist of the execution and delivery of documents by
Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement.
Buyer shall deliver to Escrow Agent, for the benefit of Seller at Closing, the following executed documents:

(a)An Assignment and Assumption of Lease and Guaranty, in the form attached hereto as Exhibit C (the "Lease Assignment");
(b)An Assignment and Assumption of Contracts, Permits, Licenses and Warranties in the form of Exhibit E (the "Contracts Assignment"); and
(c)A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
Seller shall deliver to Escrow Agent, for the benefit of Buyer at Closing, the following executed documents:
(a)    A Special Warranty Deed in the form attached hereto as Exhibit B;
(b) The Lease Assignment;
(c) A Bill of Sale for the personal property, if any, in the form attached hereto as Exhibit D;
(d) The Contracts Assignment;
(e) An original Tenant Estoppel Certificate dated no earlier than 45 days prior to the date of Closing. In addition, the business terms of the Tenant Estoppel Certificate must be in accordance with and not contradict the Lease. If the Lease and any amendments, bearing the original signatures of the landlord and tenant thereunder have not been delivered to Buyer previously or at Closing, a copy thereof confirming that the copy is true, correct and complete shall be attached to the Tenant Estoppel;
(f) An original Guarantor Estoppel Certificate dated no earlier than 45 days prior to the date of Closing if obtained by Landlord;
(g) A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(h) All transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the deed;
(i) Good standing certificate and a copy of the operating agreement of Seller and member consents, if applicable, and such other documents as reasonably requested by Escrow Agent;
(j) A certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of Seller;
(k) An owner's title affidavit as to mechanics' liens and possession and other matters in customary form reasonably acceptable to Seller, Buyer and Escrow Agent;
(1)    An original SNDA fully executed and notarized by Tenant, if requested by
Buyer;

(m)Letter to Tenant in form of Exhibit H attached hereto;
(n)A certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant is then maintaining policies of insurance of the types and in the amounts required by the Lease; and
(o)Such other instruments as are reasonably required by Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

At Closing, Buyer shall instruct Escrow Agent to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver execution counterparts of the closing documents referenced in Buyer's deliveries clause (b) and Seller's deliveries clause (g) above. Buyer shall have a onetime right to extend the Closing for up to five (5) business days upon written notice to Seller to be received by Seller on or prior to the date scheduled for the Closing. If Buyer timely exercises this right to extend, any document that Seller is obligated to provide that is "time sensitive" does not need to be provided again by Seller. The Closing shall be held through the mail by delivery of the closing documents to the Escrow Agent on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.
I I.    Representations by Seller. For the purpose of inducing Buyer to enter into this
Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:
(a)Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located, Seller has the power and authority to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller's obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;
(b)Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property and Seller does not have any knowledge of any pending litigation or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property;
(c)Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer afier the Closing other than the Lease;
(d)Except for violations cured or remedied on or before the date hereof,
Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations;
(e)Seller has or upon the Closing Date will have fee simple title to the
Property, and, to Seller's knowledge, such title will be upon the Closing Date free and clear of all liens and encumbrances except for Permitted Exceptions and Seller is or will be the sole owner of the entire lessor's interest in the Lease;

(f)With respect to the Lease: (i) the Lease previously provided to Buyer is a true, correct and complete copy of the Lease; (ii) the Lease is in full force and effect and to Seller's knowledge there is no default thereunder; (iii) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Lease or any extension or renewal thereof (except for the last installment of real estate brokerage commission owed to CBRE / Grand Rapids, LLC, for the Lease term extension which installment shall be paid at Closing); (iv) Seller has no outstanding obligation to provide Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements other than for the payment of the Allowance Amount and for the Renovations (each as defined in the Lease); and (v) The total scheduled annual base rent (the "Annual Net Rent") for the extended term of the Lease commencing January 1, 2014, will be $2,564,550.00 per annum with approximately five and one half percent (5.5%) increases every three (3) years through December 3, 2025;
(g)There are no occupancy rights, leases or tenancies affecting the Property other than the Lease. Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which has not been terminated;
(h)To Seller's knowledge, except as set forth in the environmental reports previously or to be delivered by Seller to Buyer, no hazardous substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, "Environmental Laws"). Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other hazardous substance discharge or seepage. For purposes of this Subsection, "hazardous substances" shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws. To Seller's knowledge, there are no underground storage tanks located on the Property; and
(i)There are no warranties in effect for the Property other than on or before the Closing the standard warranty provided by the general contractor for the Renovation Work under the Lease,
The representations and warranties of Seller shall as provided above be restated as of the Closing Date except to the extent Seller provides to Buyer a written disclosure of any material inaccuracies in such. To the extent any such inaccuracies were not known to Seller to exist as of the Effective Date, Buyer shall either (i) waive such matter and proceed to Closing (with completion of Closing to constitute such a waiver) or (ii) terminate this Agreement by giving written notice thereof to Seller and the Escrow Agent prior to the Closing in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. The representations and warranties of Seller shall survive Closing for a period of one (1) year.

12.Representations by Buyer. Buyer represents and warrants to, and covenants with, Seller as follows:
(a)    Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer's obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
The representations and warranties of Buyer shall survive Closing for a period of one (1)
year.
13.Conditions Precedent to Buyer's Obligations. Buyer's obligation to pay the
Purchase Price, and to accept title to the Property, shall be subject to compliance by Seller with the following conditions precedent on and as of the date of Closing:
(a)Seller shall deliver to Buyer on or before the Closing the items set forth for Seller's deliveries in Section 10 above;
(b)Buyer shall receive from Escrow Agent a current ALTA owner's form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates Buyer's good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the "Title Policy");
(c)Tenant shall be in possession of the premises demised under the Lease, open for business to the public and paying full and unabated rent under the Lease;

(d)The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;
(e)Seller shall have executed and delivered to Buyer the Escrow Agreement
(as defined in Section 17), if applicable

In the event that the foregoing conditions precedent have not been satisfied as of Closing, Buyer shall have the rights and remedies set forth in Section 9(b) of this Agreement, if applicable.
14,    Conditions Precedent to Seller's Obligations. Seller's obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)Buyer shall deliver to Escrow Agent on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;
(b)Buyer shall deliver to Escrow Agent on the Closing Date the items set forth for Buyer's deliveries in Section 10 above;
(c)Buyer shall have executed and delivered to Seller the Escrow Agreement, if applicable; and
(d)The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing,
15.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission, if to Seller to (616) 742-4346, and if to Buyer, (704) 626-4397, (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses and/or facsimile number as specified by written notice delivered in accordance herewith; and in each case also sent by email, if to Seller to brucelentz@aol.com, and if to Buyer to gsinger@arlcap.com. Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.
16,    Seller Covenants. Seller agrees that it: (a) shall continue to operate and manage the Property in the same manner in which Seller has previously operated and managed the Property; (b) shall use good faith efforts to complete construction of the Renovations in a prompt and timely manner; (c) shall, subject to Section 7 hereof and subject to reasonable wear and tear, exercise its reasonable efforts to assure the Lease tenant maintains the Property in the same (or better) condition as exists on the date hereof; and (d) shall not, without Buyer's prior written consent, which, after the expiration of the Due Diligence Period may be withheld in Buyer's sole discretion: (i) amend the Lease in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (ii) consent to an assignment of the Lease or a sublease of the premises demised thereunder or a termination or surrender thereof;

(iii) terminate the Lease nor release any guarantor of or security for the Lease unless required by the express terms of the Lease; and/or (iv) except for the Renovations, cause, permit or consent to an alteration of the premises demised thereunder (unless such consent is non-discretionaiy). Seller shall promptly inform Buyer in writing of any material event known to Seller adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.
17.    Post-Closing Covenants. Should the Renovations under the Lease not be completed by the Closing Date, the parties shall deposit into escrow with Escrow Agent pursuant to an escrow agreement reasonably acceptable to Seller and Buyer (the "Escrow Agreement") a portion of the Purchase Price equal to 135% of the estimated cost of completing the Renovations, which estimate shall be reasonably acceptable to Buyer (the "Construction Escrow Deposit"), After Closing, Seller shall complete the Renovations and the Escrow Agreement shall provide:
(i)that Seller will have ninety (90) days to complete the Renovations as required by the Lease;
(ii)once so completed, the full amount of the Construction Escrow Deposit will be paid to Seller; and (iii) if Seller fails to complete all of the Renovations within said 90-day period, then Buyer shall have the right to complete such and receive payment of the cost thereof from the Construction Escrow Deposit and any unused portion of the Construction Escrow Deposit shall be paid to Seller.
18.    Performance on Business Days. A "business day" is a day which is not a
Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.
19.    Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.
20.    Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
21.    No Representations or Warranties. Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, the Property shall be conveyed at Closing to Buyer in "as-is" condition with no representation or warranties whatsoever.

22.Applicable Law. This Agreement shall be construed under the laws of the State or Commonwealth in which the Property is located, without giving effect to any state's conflict of laws principles.
23.Tax-Deferred Exchange. Buyer and Seller respectively acknowledge that the purchase and sale of the Property contemplated hereby may be part of one or more separate exchanges (each an "Exchange") being made by each party pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto. In the event that either party (the "Exchanging Party") desires to effectuate such an exchange, then the other party (the "Non-Exchanging Party") agrees to cooperate fully with the Exchanging Party in order that the Exchanging Party may effectuate such an exchange; provided, however, that with respect to such Exchange (a) all additional costs, fees and expenses related thereto shall be the sole responsibility of, and borne by, the Exchanging Party (excluding attorney fees for the review and approval of typical exchange documentation); (b) the Non-Exchanging Party shall incur no additional liability as a result of such exchange; (c) the contemplated exchange shall not delay any of the time periods or other obligations of the Exchanging Party hereby, and without limiting the foregoing, the scheduled date for Closing shall not be delayed or adversely affected by reason of the Exchange; (d) the accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Exchanging Party's obligations under the Agreement; and (e) the Non-Exchanging Party shall not be required to hold title to any land other than the Property for purposes of the Exchange. The Exchanging Party agrees to defend, indemnify and hold the Non-Exchanging Party harmless from any and all liability, damage or cost, including, without limitation, reasonable attorney's fees that may result from Non-Exchanging Party's cooperation with the Exchange (except as expressly provided above). The Non-Exchanging Party shall not, by reason of the Exchange, (i) have its rights under this Agreement, including, without limitation, any representations, warranties and covenants made by the Exchanging Party in this Agreement (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller), or in any of the closing documents (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller) contemplated hereby, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or deemed to have warranted to the Exchanging Party that the Exchange complies with Section 1031 of the Code.
24.Broker's Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, tinder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.
25,    Assignment. Buyer may assign its rights under this Agreement, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder until

Closing is complete. Buyer is entering into this Agreement for and on behalf of a related special purpose entity titled ARC GEGRDMI001, LLC ("Approved Assignee") and intends to assign Approved Assignee its rights hereunder prior to Closing which assignment shall be effective upon delivery of a copy of such written assignment to Seller. The notice address for the Approved Assignee is 106 York Road, Jenkintown, PA 19046.
26.Attorneys' Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party's attorneys' fees and disbursements and court costs incurred in such action.
27.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.
28.Anti-Terrorism. Neither Buyer or Seller, nor any of their direct or indirect owners, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. "Anti-Terrorism Laws" shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).
29.Confidentiality; Publicity,
(a)Except as necessary for the evaluation and consummation of purchase of the Property under this Agreement, Buyer shall not, prior to the Closing, use and will keep confidential, and shall cause each of its advisors, agents and financing sources not to use and to keep confidential, all Confidential Information (defined below). If this Agreement is terminated for any reason, Buyer will return to Seller all Confidential Information. "Confidential Information" consists of all information, in whatever form, obtained by or through Seller about or related to the Property except such shall not include information Buyer can establish was: (i) publicly known; (ii) already known to Buyer prior to its disclosure by or through Seller, as demonstrated by Buyer's written records; (iii) provided to Buyer by a third party not obligated to maintain such as confidential; or (iv) independently developed by Buyer without use of or reference to the Confidential Information obtained from or through Seller, as demonstrated by Buyer's written records.
(b)Prior to the Closing, no public announcement or disclosure will be made by either of Seller or Buyer with respect to the subject matter of this Agreement without the prior written consent of the other of them provided such shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement
(c)    The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.
[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BUYER:	SELLER:
AR CAPITAL, LLC By: /s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President Date: August 30, 2013	TOWER PARTNERS, L.L.C. By: /s/ Brian G. DeVries Title: Manager Date: September 3, 2013

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE DEPOSIT.
ESCROW AGENT:
STEWART TITLE GUARANTY

By: /s/ Danielle Howell
Name: Danielle C. Howell
Title: Assistant Vice President
Date: September 3, 2013

EXHIBITS
Exhibit A    Real Property
Exhibit B    Form of Special Warranty Deed
Exhibit C    Form of Assignment and Assumption of Lease and Guaranty
Exhibit D    Form of Bill of Sale
Exhibit E    Form of Assignment of and Assumption of Contracts, Permits, Licenses
and Warranties
Exhibit F    Form of Tenant Estoppel
Exhibit G    Form of Guarantor Estoppel
Exhibit H    Form of Tenant Notice
Exhibit I    Intentionally Deleted
Exhibit J    Intentionally Deleted